Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
     We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-125229 and 333-117234) pertaining to the 1999 Stock Option Plan of Tejas Incorporated of our report dated June 23, 2005, with respect to the combined financial statements of Communication Technology Advisors LLC and Capital & Technology Advisors LLC.
/s/      Bollam, Sheedy, Torani & Co. LLP
Albany, New York
September 14, 2005